                                   [LOGO]

                           10400 YELLOW CIRCLE DRIVE
                          MINNETONKA, MINNESOTA 55343

                            ------------------------

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

TIME.........................  11:00 a.m. (Central Daylight Time) on Monday, May 10, 1999

PLACE........................  Company Headquarters
                               10400 Yellow Circle Drive
                               Minnetonka, Minnesota

ITEMS OF BUSINESS............  (1)  To elect three Class I directors to the Board of
                               Directors to serve for three-year terms.

                               (2)  To approve the Alternate Incentive Plan for Designated
                                    Senior Officers.

                               (3)  To approve Arthur Andersen LLP as independent auditors for the 1999 fiscal year.

                               (4)  To transact such other business as may properly come
                                    before the Annual Meeting.

RECORD DATE..................  You can vote if you are a shareholder of record on March 12,
                               1999.

ANNUAL REPORT................  The 1998 Annual Report to Shareholders, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING.................  It is important that your shares be represented and voted at the Annual Meeting. Please complete, date and sign the
                               enclosed proxy card and return it promptly in the envelope provided. All shareholders are cordially invited to attend the Annual Meeting, and, if you do attend, you may revoke
                               your proxy and vote in person.

           SIGNING AND PROMPTLY RETURNING THE PROXY WILL ASSURE YOUR
                      REPRESENTATION AT THE ANNUAL MEETING

                                          By Order of the Board of Directors

                                          HEIDI M. HOARD
                                          Secretary

Minnetonka, Minnesota
March 29, 1999

                          MUSICLAND STORES CORPORATION
                           10400 YELLOW CIRCLE DRIVE
                          MINNETONKA, MINNESOTA 55343

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 10, 1999

                            ------------------------

                   SOLICITATION OF PROXIES AND VOTING RIGHTS

    These proxy materials are delivered to you in connection with the solicitation by the Board of Directors of Musicland Stores Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the 1999 Annual Meeting of Shareholders (the "Annual Meeting") or at any adjournment or postponement thereof. The Company is mailing this proxy statement and the accompanying proxy card to shareholders starting on or about March 29, 1999.

VOTING OF PROXIES

    If you give a proxy pursuant to this solicitation, the shares represented will be voted at the Annual Meeting and, if a choice is specified on the proxy card, will be voted in accordance with such specification. In the event no choice is specified on the proxy card, the shares represented will be voted: FOR the nominees for directors set forth herein; FOR approval of the Alternate Incentive Plan for Designated Senior Officers; and FOR the ratification of the appointment of Arthur Andersen LLP as independent auditors. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors should decline or be unable to serve, the persons named in the proxy card will vote on the same in accordance with their discretion. At the date this proxy statement went to press, the Company did not know of any other matter to be raised at the Annual Meeting.

    Completing a proxy card now will not limit your right to vote at the Annual Meeting if you later decide to attend in person and revoke your proxy as outlined below. If your shares are held in the name of a broker, bank or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

REVOCATION OF PROXIES

    Any proxy may be revoked by the person giving it before it is voted by:

    - delivering to the Secretary of the Company, at the address listed at the beginning of this Proxy Statement, a written notice of revocation, which must be signed in exactly the same manner as the Proxy;

    - filing with the Secretary of the Company a duly executed proxy which bears a later date; or

    - delivering the written, signed revocation to the election inspectors at the Annual Meeting.

    Revocations and subsequent Proxies will be honored only if received at the Company's offices on or before May 7, 1999, or delivered to the election inspectors at the Annual Meeting prior to the convening thereof. Presence at the Annual Meeting alone will not revoke the Proxy.

SHAREHOLDERS ENTITLED TO VOTE

    The Board of Directors has fixed March 12, 1999 as the record date (the "Record Date") for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date there were outstanding 36,065,271 shares of the Company's common stock, $.01 par value (the "Common Stock"), which is the only class of equity securities of the Company currently outstanding.

LIST OF SHAREHOLDERS

    A complete list of the shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and during the ten day period preceding the Annual Meeting at 10400 Yellow Circle Drive, Minnetonka, Minnesota in the office of the Company's Secretary. Any shareholder may examine the list during ordinary business hours for any purpose germane to the Annual Meeting.

VOTE REQUIRED AND METHOD OF VOTING

    Each share of Common Stock is entitled to one vote. There are no cumulative voting rights with respect to the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Any holder of shares represented by a proxy which has been returned properly signed by the shareholder of record will be considered present for the purpose of determining whether a quorum exists even if such proxy contains abstentions or broker non-votes.

    Directors are elected by a majority of the votes cast, in person or by proxy, at the Annual Meeting. If you do not wish to have your shares voted for a particular nominee, you may withhold authority as indicated on the proxy card.

    For all other matters, approval requires the affirmative vote by holders of at least a majority of the shares voting on such matter. Proxies submitted by brokers, banks and other such holders of record which include "broker non-votes" with respect to any matter brought to a vote will not be counted as shares voted on the particular matter as to which the broker non-vote is indicated. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner. Therefore, broker non-votes will have no effect when determining whether the requisite vote has been obtained to pass a particular matter. However, proxies indicating "abstain" with respect to any matter brought to a vote will be counted as shares voted on the particular matter as to which the abstention is indicated and will have the effect of voting against the matter. You may also vote against a matter by marking "against" on the proxy card.

SHAREHOLDER ACCOUNT MAINTENANCE

    The Company's transfer agent is Norwest Bank Minnesota, N.A., Shareowner Services, South St. Paul, Minnesota. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares, lost certificates, and similar issues can be handled by calling the Norwest Shareowner Services toll free number 1-800-468-9716 or contacting Norwest via e-mail, stocktransfer@norwest.com. For additional information about the Company, shareholders can visit its website at www.musicland.com.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation provides that the Board of Directors shall consist of not more than nine nor fewer than five directors. The Board of Directors has established the number of directors to serve on the Board as nine. The directors are divided into three classes, designated as Class I, Class II and Class III, respectively, with staggered three-year terms of office. At each annual meeting of shareholders, directors who are elected to succeed the class of directors whose terms expire at that meeting will be elected for three-year terms. Vacancies may be filled by a majority of the directors then in office, and the directors so chosen hold office until the next election of the class to which such directors belong. All current directors were previously elected by the Company's shareholders, except Terry T. Saario who was elected by action of the Board of Directors.

    At this Annual Meeting, three Class I directors will be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2002, or until their successors have been elected and qualify, or until their death, resignation or removal, if earlier.

    The three directors in Class I whose terms are expiring, Kenneth F. Gorman, Josiah O. Low, III and Terry T. Saario, have been nominated by the Board of Directors for reelection. Each of the nominees has consented to serve as director, if elected, and the Board of Directors has no reason to believe that any of the nominees will be unable to serve. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES. In the absence of instructions to the contrary, shares represented by all proxies will be voted for the election of all such nominees. If for any reason any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the shares represented by the proxies will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy card.

    All directors of the Company also serve on the Board of Directors of The Musicland Group, Inc. ("MGI"), the Company's operating subsidiary.

    The following biographical information has been furnished by the nominees and continuing directors:

NOMINEES FOR ELECTION

    KENNETH F. GORMAN, age 59

    Mr. Gorman has been a director of the Company since November 1988. He has been in the merchant banking and private investment fields since 1987 as an owner and Managing Director of Apollo Partners L.L.C. From 1970 until 1987, he was in the communications/entertainment business as a director and Executive Vice President of Viacom International Inc. Mr. Gorman is also a director of New Star Media Inc., Doane Agricultural Services, Inc. and IDC Services, Inc.

    JOSIAH O. LOW, III, age 59

    Mr. Low has been a director of the Company since July 1995. He has been an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation since 1985, where he is currently a Managing Director. Previously he spent 24 years with Merrill Lynch, Pierce, Fenner and Smith. Mr. Low is also a director of Centex Development Corporation, St. Laurent Paperboard Inc. and Hvide Marine Corporation.

    TERRY T. SAARIO, age 57

    Dr. Saario has been a director of the Company since February 1998. Currently, Dr. Saario is a partner of Bravo LLC, a restaurant holding company. From 1984 to 1996, Dr. Saario served as President of the Northwest Area Foundation, a regional charitable and civic organization. Previously, she held positions of Vice President of Community Relations at the Pillsbury Company, Deputy Assistant Secretary in the United States Department of Education and Program Officer at the Ford Foundation.

CONTINUING CLASS II DIRECTORS (terms expiring in 2000)

    KEITH A. BENSON, age 54

    Mr. Benson has been a director of the Company since January 1992 and served a prior term as a director from August 1988 until December 1989. Mr. Benson was elected Vice Chairman and Chief Financial Officer on August 4, 1997 and, prior to that, was President of the Mall Stores Division. Mr. Benson has been an executive officer of the Company since 1988 and has held various positions, including President of the Music Stores Division, Vice Chairman and Chief Financial Officer and Executive Vice President and Chief Financial Officer. Mr. Benson joined MGI in 1980 as its Controller and also served successively as its Senior Vice President and Chief Financial Officer, Senior Vice President and Chief Financial Officer for the Retail Division and Senior Vice President of Finance and Administration for the Retail Division. Previously he was with The May Company and Dayton Hudson Corporation. Mr. Benson is also a director of Premium Wear, Inc.

    GILBERT L. WACHSMAN, age 51

    Mr. Wachsman has been a director of the Company since May 1997. He became the Vice Chairman of the Company on July 17, 1996. Prior to joining the Company, Mr. Wachsman held the position of Senior Vice President Hardlines at Kmart Corporation from 1995 to 1996. From 1990 to 1995, Mr. Wachsman was a management consultant for major retail, distribution and manufacturing companies. Prior to that, he was Chief Executive Officer at Lieberman Enterprises, Inc., President and Chief Executive Officer for Child World Inc. and Senior Vice President of Marketing/Merchandising for Target Stores.

    TOM F. WEYL, age 55

    Mr. Weyl has been a director of the Company since December 1992. He is the President/Chief Creative Officer at Martin/Williams Advertising, Minneapolis and has been with that company since 1973. Mr. Weyl is a director of River Road Productions. He is a past Chairman of the Board of Directors of the Twin Cities Council of the American Association of Advertising Agencies.

CONTINUING CLASS III DIRECTORS (terms expiring 2001)

    JACK W. EUGSTER, age 53

    Mr. Eugster has been a director of the Company since August 1988. He has been the Chairman of the Board, President and Chief Executive Officer of MGI since August 1986 and has served the Company in the same capacity since its acquisition of MGI in August 1988. Mr. Eugster joined MGI in 1980 as Executive Vice President and General Manager and has held the positions of President and Chairman of the Retail Division. Previously, he was with The Gap Stores and Target Stores. Mr. Eugster is also a director of Damark International, Inc., Donaldson Company, Inc., MidAmerican Energy Company, ShopKo Stores, Inc. and Jostens, Inc. He is a director and past president of the National Association of Recording Merchandisers and a past chairman of the Country Music Association.

    WILLIAM A. HODDER, age 67

    Mr. Hodder has been a director of the Company since July 1995. He is the retired Chairman and Chief Executive Officer of Donaldson Company, Inc., a manufacturer of filtration devices. Mr. Hodder joined Donaldson Company in 1973 as its President. Previously, he spent seven years in retailing with Dayton Hudson Corporation and held various positions, including President of Target Stores. Mr. Hodder is a director of Wells Fargo & Company, ReliaStar Financial Corp. and SUPERVALU INC.

    MICHAEL W. WRIGHT, age 60

    Mr. Wright has been a director of the Company since January 1989. He has been in the food distribution and retail business since 1977 when he joined SUPERVALU INC. as Senior Vice President. He was elected President and Chief Operating Officer of SUPERVALU INC. in 1978 and became its Chief Executive Officer in June 1981. He assumed the additional responsibilities of Chairman of the Board in October 1982. In addition to SUPERVALU INC., Mr. Wright is a director of Cargill, Incorporated, Honeywell Inc. and Wells Fargo & Company. He also serves as Chairman of the Food Marketing Institute.

COMPENSATION OF DIRECTORS

    In 1998, all non-employee directors of the Company received as compensation for their services to the Company and MGI, in addition to reimbursement for out-of-pocket expenses in connection with attending Board and committee meetings, an annual fee of $20,000, payable in five installments, and a meeting fee of $1,250 for regularly scheduled meeting days and $500 for any short board or committee meetings, held in person or by telephone, not on the date of a regularly scheduled meeting. The non-employee directors are currently Messrs. Gorman, Hodder, Low, Weyl and Wright and Dr. Saario.

STOCK OPTION PLAN FOR UNAFFILIATED DIRECTORS

    All non-employee members of the Board of Directors participate in the 1998 Stock Incentive Plan which was adopted in May 1998 (the "1998 Plan"). Previously, Messrs. Hodder, Gorman, Weyl and Wright and Dr. Saario participated in the Stock Option Plan for Unaffiliated Directors (the "Directors Plan") which was adopted in 1988 and expired in November 1998 (the "1988 Plan"). Mr. Low did not participate in the 1988 Plan because of his affiliation with Donaldson, Lufkin & Jenrette, Inc., which was a large institutional equity investor in the Company in 1988. The Board has established that each non-employee director will receive an annual grant of a stock option to purchase 3,000 shares of Common Stock on January 1 of each year, subject to availability of shares under the 1998 Plan. Any new directors will receive an initial grant as determined by the Board at the time of their joining the Board. All grants have an exercise price equal to the fair market value on the day of grant and a term of ten years and are fully vested and exercisable six months after the date of the grant. All unvested portions of an option are immediately forfeited upon resignation of a director or failure to stand for reelection. Stock options are not transferable other than by will or by the laws of descent and distribution. Grants awarded prior to June 12, 1997 were exercisable six months after the date of grant but vested at the rate of 20% per year over a period of five years. Participants have agreed to sell, at the Company's option, any shares received upon the exercise of an unvested option back to the Company at the exercise price if the director's service terminates for any reason prior to the time of vesting. As of the Record Date, Messrs. Gorman, Weyl and Wright each had options to purchase 19,000 shares of Common Stock at exercise prices that range from $1.875 to $12.50 per share, Mr. Hodder had options to purchase 14,000 shares at exercise prices ranging from $1.875 to $12.25 per share, Dr. Saario had options to purchase 6,000 shares at exercise prices ranging from $8.00 to $12.25 per share, and Mr. Low had options to purchase 6,000 shares at exercise prices ranging from $12.25 to $13.75 per share.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the fiscal year ended December 31, 1998 ("Fiscal Year 1998"), the Board of Directors held five meetings. All of the directors attended more than 75% of the meetings of the Board and the committees on which they served.

    The Board of Directors has three standing committees, the Executive Committee, the Compensation Committee and the Audit Committee.

    The Executive Committee, which is currently composed of Messrs. Eugster (Chairman), and Wright, exercises the powers of the Board of Directors during intervals between Board meetings and acts as an advisory body to the Board by reviewing various matters prior to their submission to the Board. The Executive Committee did not meet in Fiscal Year 1998.

    The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation, incentive bonuses and benefits of executive officers and other key employees of the Company and grants all stock options to employees under the Company's employee stock option plans. It also functions as the nominating committee by locating and recommending candidates to fill vacancies on the Board of Directors. The Compensation Committee is currently composed of Messrs. Hodder (Chairman), Weyl and Wright. The Compensation Committee met four times in Fiscal Year 1998. See "Report of the Compensation Committee on Executive Compensation."

    The Audit Committee (i) reviews the internal and external financial reporting and controls of the Company, (ii) reviews and discusses with the Company's independent auditors the scope of the independent audit and (iii) considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments. The Audit Committee also recommends the appointment of the independent auditors for the Company. The Audit Committee currently consists of Messrs. Gorman (Chairman) and Low and Dr. Saario. The Audit Committee met twice in Fiscal Year 1998.

                                 PROPOSAL NO. 2
                      APPROVAL OF ALTERNATE INCENTIVE PLAN
                         FOR DESIGNATED SENIOR OFFICERS

    The shareholders are asked to consider and vote upon a proposal to approve the Musicland Stores Corporation Alternate Incentive Plan for Designated Senior Officers (the "Plan"). The principal provisions of the Plan are described below.

    The Plan is intended to qualify compensation paid thereunder as "qualified performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) generally places a $1 million limit on the tax deduction allowable for compensation paid (or accrued for tax purposes) with respect to each of the Company's chief executive officer and four other highest-paid executives during a tax year unless the compensation meets certain requirements. To the extent compensation, including base salary, annual bonus, long-term incentive and other compensation, exceeds the $1 million limit, the Company may not take a tax deduction for the excess. Section 162(m), however, allows compensation which meets the requirements for being "performance based" to be excluded in determining if the limit has been exceeded.

    The Board of Directors has adopted the Plan, subject to and contingent upon shareholder approval, in order to reconfigure the annual and long-term bonus program for those senior officers whose compensation may be affected by the
Section 162(m) limit. It benefits the Company to have as much compensation as possible excluded from the Section 162(m) limit. Section 162(m) requires shareholder approval of the Plan. If the Plan is approved by shareholders, the participants in the Plan will be eligible for annual and long-term bonuses under the Plan and will not receive bonuses for the same periods under the Company's existing incentive programs (See "Report of the Compensation Committee on Executive Compensation"). If shareholders do not approve the Plan, no bonuses will be paid under the Plan. The Board of Directors believes that adoption of the Plan is in the best interests of the Company.

    Adoption of the Alternate Incentive Plan for Designated Senior Officers requires the affirmative vote by holders of at least a majority of the shares voting on such matter. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE ALTERNATE PLAN FOR DESIGNATED SENIOR OFFICERS.

SUMMARY OF THE PLAN

    ADMINISTRATION. The Plan is administered by the Compensation Committee which will consist of not less than two directors (all of whom meet the Code definition of "outside director"). The Plan will be interpreted and administered in such a manner that all bonus payments under the Plan will qualify as performance-based compensation under Section 162(m).

    ELIGIBLE PARTICIPANTS. The Compensation Committee will designate participants in the Plan each year to be the CEO and up to four other senior officers of the Company who are likely to be "covered employees" (within the meaning of Section 162(m)) for the relevant fiscal year. Participation in the Plan will preclude participation in the Company's Management Incentive Plan and Long Term Incentive Plan covering the same period. Messrs. Eugster, Wachsman, Benson and Ross have been designated to participate in the Plan in 1999 if the Plan receives shareholder approval.

    FORMULA FOR DETERMINATION OF MAXIMUM PERFORMANCE AWARDS. Each fiscal year will constitute a performance period for the annual portion of the bonus payable under the Plan. For the long-term portion of the bonus payable under the Plan, three consecutive fiscal year periods, beginning with 1999 to 2001, will constitute the performance period with a new three-year period beginning each year.

    The performance goal for each annual performance period will be based on achieving a pre-tax return on net assets employed ("RONAE") of 10%. The performance goal for each long-term performance period will be based on achieving an average annual pre-tax RONAE of 10% for the three-year period. If the performance goal is not achieved, the bonus pool amount for the corresponding performance period will not fund and no bonuses for that period will be paid. After the end of each performance period, the Compensation Committee will certify that the performance goal has been achieved.

    The bonus pool for each annual performance period will be an amount equal to 4.9% of the Company's operating income for the fiscal year. The bonus pool for each long-term performance period will be an amount equal to 1% of the Company's cumulative operating income for the three-year performance period. For purposes of determining operating income, extraordinary items, discontinued operations and restructuring charges as reported by the Company in its financial statements will not be taken into account.

    The maximum bonus that can be paid to the CEO for any annual or long-term performance period will equal 40% of the bonus pool for the applicable period. The maximum bonus that can be paid to any other participant for any annual or long-term performance period will equal 15% of the bonus pool for the applicable period.

    NEGATIVE DISCRETION. The Compensation Committee is not obligated to pay out the maximum bonuses determined pursuant to the above formulas and will retain sole negative discretion to reduce the amount of any bonus otherwise payable under the Plan. In determining whether the share of any participant in the applicable bonus pool will be reduced, the Compensation Committee will consider those financial and individual performance factors that it determines to be appropriate and in line with the Company's executive compensation philosophy and past practices.

    DISCONTINUATION OF PLAN AND AMENDMENTS. The Compensation Committee may amend the Plan prospectively or terminate the Plan at any time and for any reason without notice to any participant. No amendment to the Plan will require shareholder approval unless such approval is required by Section 162(m).

PRO FORMA BENEFITS UNDER THE PLAN

    Because the payments under the Plan are determined by actual financial performance of the Company, it is not possible to conclusively state the maximum amount of benefits under the Plan for any performance period. Instead the following table sets forth the maximum amounts determined under the formulas described above for both the annual and long-term portions combined as if the Plan had been in effect in 1998. In addition, the maximum amounts are subject to reduction through the exercise of negative discretion by the Compensation Committee as described above. Therefore the table also shows the actual bonuses, annual and long-term combined, which were earned in 1998 under the terms of the MIP and LTIP plans.

                               NEW PLAN BENEFITS

            Alternate Incentive Plan for Designated Senior Officers

                                                              MAXIMUM ALLOWED UNDER PLAN
NAME AND POSITION                                                  FORMULAS ($)(1)          ACTUAL AMOUNTS($)(2)
----------------------------------------------------------  ------------------------------  ---------------------
Jack W. Eugster, CEO......................................          $    2,680,407              $   1,150,500
Gilbert L. Wachsman, Vice Chairman........................               1,005,153                    568,601
Keith A. Benson, Vice Chairman............................               1,005,153                    443,153
Gary A. Ross, President...................................               1,005,153                    406,462
Douglas M. Tracey, Senior Vice President..................                     N/A(3)                 179,928
Executive Group...........................................               5,695,866(3)               3,064,796
Non-Executive Director Group..............................                     N/A(3)                     N/A
Non-Executive Officer Group...............................                     N/A(3)               2,608,633

------------------------

(1) Maximum amount that could be paid based on achieving 1998 operating income of $84,823,000 and a cumulative three year operating income of $254,469,000.

(2) Incentive amounts actually earned in 1998 based on meeting the Company goals in the MIP and LTIP plans and achievement of individual goals. See "Report of the Compensation Committee on Executive Compensation."

(3) Only Messrs. Eugster, Wachsman, Benson and Ross have been designated to participate in the Plan in 1999.

                                 PROPOSAL NO. 3
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Company's independent auditors for Fiscal Year 1998 were Arthur Andersen LLP, independent public accountants. The Audit Committee of the Board of Directors has considered the qualifications and experience of Arthur Andersen LLP, and, based upon recommendation of the Audit Committee, the Board of Directors has appointed them as independent auditors of the Company for the current fiscal year which ends December 31, 1999 ("Fiscal Year 1999"). Although the submission of this matter to the shareholders is not required by law, the Board of Directors desires to obtain the shareholders' ratification of such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the resolution is not adopted, the adverse vote will be considered as a direction to the Board to select other auditors. However, because of the difficulty and expense of making any substitutions of auditors for the fiscal year already in progress, it is contemplated that the appointment for Fiscal Year 1999 will stand unless the Board finds other good reason for making a change.

    It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

    Ratification requires the affirmative vote by holders of at least a majority of the shares voting on such matter. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1999.

                           COMMON STOCK OWNERSHIP OF
                   CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

    The following table provides information as to the beneficial ownership of the Company's Common Stock as of March 12, 1999, or as of December 31, 1998 for that information which is reported based upon Schedule 13G filings, by (i) each person or group known by the Company to be the beneficial owner of more than 5% of such Common Stock, (ii) each nominee and continuing director of the Company,
(iii) the Named Executive Officers (see "Summary Compensation Table"), and (iv) all directors and executive officers as a group (13 persons). Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities and Exchange Commission (the "SEC") under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or dispositive power with respect to such securities or has the right to acquire beneficial ownership of such securities within 60 days by exercise of an option or otherwise. The persons named in the table have sole voting and dispositive powers with respect to all shares of Common Stock unless otherwise stated in the notes following the table.

NAME OF BENEFICIAL OWNER,                                   AMOUNT AND NATURE OF
INCLUDING ADDRESS                                           BENEFICIAL OWNERSHIP          PERCENT OF
OF OWNERS OF MORE THAN 5%                                     OF COMMON STOCK          COMMON STOCK (1)
--------------------------------------------------------  ------------------------  -----------------------
Alfred and Annie Teo, joint tenants (2) ................        6,000,600(2)                   16.7%
 Alpha Industries, Inc.
 Page & Schuyler Avenues
 P.O. Box 808
 Lyndhurst, NJ 07071
Barclays Global Investors, N.A. (3) ....................        1,986,912(3)                    5.5%
 45 Fremont Street
 San Francisco, CA 94105
Jack W. Eugster ........................................        1,624,040(4,5,6)                4.5%
Gary A. Ross ...........................................          608,306(4,5)                  1.7%
Keith A. Benson ........................................          520,610(4,5)                  1.4%
Douglas M. Tracey ......................................          108,394(4,5)                 *
Michael W. Wright ......................................           61,000(5)                   *
Gilbert L. Wachsman ....................................           58,783(5)                   *
Josiah O. Low, III .....................................           28,373(5)                   *
Tom F. Weyl ............................................           22,000(5)                   *
Kenneth F. Gorman ......................................           21,000(5)                   *
William A. Hodder ......................................           15,030(5)                   *
Terry T. Saario ........................................            3,000(5)                   *
All directors and executive officers as a group (13
 persons) ..............................................        3,157,004(4,5,6)                8.5%

------------------------

*   Less than 1%

(1) Based on 36,065,271 shares outstanding on March 12, 1999.

(2) Based on Schedule 13D, Amendment No. 8, dated August 31, 1998, filed jointly by the following entities with the following holdings: 5,672,100 shares beneficially owned by Alfred and Annie Teo as joint tenants with right of survivorship; 10,000 shares by Alpha Industries, Inc. Retirement Plan, Alfred Teo, Trustee; 26,600 shares by Alpha Technologies, Inc., a computer network company with Alfred Teo as Secretary, Treasurer and Chairman of the Board; and 291,900 shares by Lambda Financial Service Corp., a financial services company with Alfred Teo as President, Treasurer and Chairman of the Board.

(3) Based on Schedule 13G, dated February 12, 1999, filed by Barclays Global Investors, N.A., 943112180, and Barclays Global Fund Advisors, both banks, showing 1,983,047 shares beneficially owned by Barclays Global Investors (only 1,664,647 shares with sole voting power) and 3,865 shares beneficially owned by Barclays Global Fund Advisors.

(4) Of the shares listed, the following are Restricted Shares: 632,068 shares for Mr. Eugster; 243,104 shares each for Messrs. Ross and Benson; 48,640 for Mr. Tracey; and 1,188,984 for all directors and executive officers as a group (13 persons including Messrs. Eugster, Ross, Benson and Tracey). See "Certain Transactions -- Transactions with Management."

(5) Includes shares of Common Stock which may now be acquired pursuant to the exercise of stock options as follows: Mr. Eugster, 421,800 shares; Mr. Ross, 115,000 shares; Mr. Benson, 153,534 shares; Mr. Wachsman, 58,334 shares; Mr. Tracey, 53,566 shares; Messrs. Gorman, Weyl and Wright, 16,000 shares each; Mr. Hodder, 11,000 shares (2,000 of which are exercisable but not vested); Mr. Low, 3,000 shares; Dr. Saario, 3,000 shares; and all directors and executive officers as a group (13 persons), 905,471 shares.

(6) Includes 6,700 shares held by the children of Mr. Eugster who share the same household (Mr. Eugster disclaims beneficial ownership of these shares).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file.

    Based on the Company's review of the copies of such forms received by it with respect to Fiscal Year 1998 and written representations received from certain reporting persons that no SEC Forms 5 were required for such persons, the Company believes that all Section 16(a) filing requirements have been complied with by the reporting persons. However, the Form 5 filed by Mr. Gorman in 1998 covering 1997 inadvertently omitted a disposition of 5,000 shares from Mr. Gorman's indirect holdings.

                              CERTAIN TRANSACTIONS

RESTRICTED SHARES

    As part of the acquisition of MGI by the Company, the officers of MGI at the time (the "Management Investors") entered into a subscription agreement with the Company (the "Management Subscription Agreement") pursuant to which the Management Investors purchased approximately 21% of the Company's then outstanding shares of Common Stock as follows. On August 25, 1988, the Management Investors purchased at $2.50 per share, for an aggregate purchase price of $5.5 million, 2,200,000 shares of Common Stock ("Cash Shares"). The Management Investors also purchased 2,000,000 shares of Common Stock ("Restricted Shares") in consideration for the payment of $5,000, or $.0025 per share, on August 25, 1988. The Restricted Shares were originally subject to a four-year vesting schedule, which has been completed. Although holders of Restricted Shares have voting and dividend rights, no Restricted Shares are transferable by the holder thereof until such holder has paid the Company an additional $2.4975 or $4.4975 per share, as applicable. The Management Investors are not obligated to make such additional payment. However, after August 25, 2003, the Company may buy back the Restricted Shares for $.0025 per share. At December 31, 1998, 1,740,204 shares of the Restricted Stock remained outstanding.

REGISTRATION RIGHTS

    The Company has granted to the Management Investors certain demand and piggy-back registration rights with respect to the Common Stock. The Company is obligated to pay the expenses (excluding underwriting discounts and commissions) of such registrations and to indemnify the Management Investors for certain registration related liabilities. The Restricted Shares were registered with the Securities and Exchange Commission on a Form S-3 Registration Statement filed April 30, 1998.

                      EXECUTIVE OFFICERS AND COMPENSATION

    The Company's executive officers (other than Messrs. Eugster, Benson and Wachsman whose biographical information is included under "Election of Directors" herein) are identified below. Executive officers of the Company currently hold the same respective positions with MGI.

    Gary A. Ross, age 52, has been President, Superstores Division since August 1996. Prior to that he served in the position of President of the Suncoast Division since 1990. Since joining MGI in 1984, he has served in the positions of Executive Vice President of Marketing and Merchandising, Senior Vice President of Marketing and Merchandising, Senior Vice President of Marketing and Merchandising of the Retail Division and Senior Vice President of Planning and Administration of the Retail Division. Mr. Ross served as a director of the Company from January 1, 1990 to December 31, 1990. Mr. Ross is a past chairman and currently a director of the Video Software Dealers Association. Prior to joining MGI, he was with The Gap Stores and Target Stores.

    Douglas M. Tracey, age 45, has been Senior Vice President, Distribution since August 1994. He was first appointed a senior vice president in April 1992 and has served in the positions of General Manager of the On Cue Division, Senior Vice President of Marketing Services and Senior Vice President of Administration and Distribution. Previously, from 1986 through April 1992, he served as Vice President, Distribution. Mr. Tracey joined MGI in 1971 and has held the positions of Managing Director of National Distribution, General Manager Minneapolis Distribution Center, Manager of Policies and Procedures, National Store Operations Manager, District Supervisor and Store Manager.

    Marcia F. Appel, age 48, has been Senior Vice President, Advertising and Communication since October 1996. Previously, she had served as Vice President, Communications and Music Stores Marketing since February 1996. Ms. Appel joined the Company in April of 1993 as Vice President, Communications and Publications. Prior to joining MGI, Ms. Appel was Executive Director of the National Association of Area Business Publications, and she has also worked for Control Data Corporation and Dorn Communications.

    Richard J. Odette, age 55, has been Senior Vice President, Music Merchandising since January 1998. Previously, Mr. Odette had served as Vice President, Prerecorded Audio since 1988. Mr. Odette joined MGI in 1982 and has held the positions of Managing Director of Software, Director of Software Merchandising, National Merchandising Manager of Software, and Zone Merchandising Manager for the Retail Division. Prior to joining MGI, Mr. Odette was with Richard's Inc. and Target Stores, Inc.

    The following table sets forth information concerning total compensation earned by the Company's Chief Executive Officer and the other four most highly compensated executive officers in Fiscal Year 1998 (collectively the "Named Executive Officers" or "NEOs") for all services rendered to the Company and its subsidiaries during each of the last three fiscal years.

SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                           ANNUAL COMPENSATION                    ------------
                          -----------------------------------------------------    SECURITIES
NAME AND                                                         OTHER ANNUAL      UNDERLYING       ALL OTHER
 PRINCIPAL POSITION        YEAR    SALARY ($)   BONUS ($)(1)   COMPENSATION ($)   OPTIONS (#)(2) COMPENSATION ($)
------------------------  ------   ----------   ------------   ----------------   ------------   ----------------
Jack W. Eugster           1998      $590,000    $1,150,500(3)     $ 9,718(4)        300,000        $306,313(5)
 Chairman of the Board,   1997       535,600       983,474          8,741            95,000         306,204
 President and C.E.O.     1996       515,000        64,375         12,465            60,000         309,433

Gilbert L. Wachsman       1998      $439,075    $  568,602(3)     $ 4,045(4)        160,000        $ 16,748(6)
 Vice Chairman            1997       423,208       518,127            964            52,500           7,553
                          1996(7)    188,346       283,000          7,319           175,000          46,392

Keith A. Benson           1998      $342,203    $  443,153(3)     $ 4,093(4)        160,000        $135,883(8)
 Vice Chairman & CFO      1997       323,146       388,308          4,965            42,500         136,523
                          1996       302,546        26,473          4,932            47,500         137,203

Gary A. Ross              1998      $340,136    $  406,462(3)     $ 8,959(4)         60,000        $122,809(9)
 President, Superstores   1997       327,052       367,700         13,111            42,500         122,541
 Division                 1996       297,879        26,064         10,319            47,500         124,095

Douglas M. Tracey         1998      $184,542    $  179,928(3)     $ 3,845(4)         20,000        $  3,664(10)
 Senior Vice President    1997       177,438       173,497          1,427            15,000           3,579
 of Distribution          1996       171,600        12,870          2,747            10,000           2,775

------------------------

(1) Reflects bonus earned for service during the fiscal year indicated under the Company's incentive plans although all or a portion of the bonus may have been or will be awarded during the next fiscal year and beyond. (See "Report of Compensation Committee on Executive Compensation" and footnote (3) below.)

(2) The number indicated is the number of shares of Common Stock which can be acquired upon the exercise of options subject to vesting restrictions. The Company has not granted any stock appreciation rights ("SARs").

(3) Includes the following amounts earned for 1998 under the LTIP described in the Report of the Compensation Committee on Executive Compensation which have not been paid to the NEOs and are not payable until January 2000: Mr. Eugster, $442,500; Mr. Wachsman, $217,342; Mr. Benson, $169,391; Mr. Ross,
    $168,367; and Mr. Tracey, $69,203.

(4) Other Annual Compensation for 1998 consists of amounts reimbursed for the payment of taxes.

(5) All Other Compensation for Mr. Eugster for 1998 includes the following:
    401(k) Company match: $5,992; medical/dental plans, incremental cost:
    $4,370; life insurance and excess liability insurance imputed income:
    $13,217; and a premium of $282,734 paid for a life insurance policy under a split-dollar arrangement whereby the Company will recoup the premium and the executive will be entitled to the accrued earnings from the policy (See "Pension Plan").

(6) All Other Compensation for Mr. Wachsman for 1998 includes the following:
    401(k) Company match: $5,992; medical/dental plans, incremental cost:
    $7,053; life insurance and excess liability insurance imputed income:
    $3,168; and relocation expense reimbursement of $535.

(7) Mr. Wachsman joined the Company in July 1996.

(8) All Other Compensation for Mr. Benson for 1998 includes the following:
    401(k) Company match: $5,992; medical/dental plans, incremental cost:
    $2,844; life insurance and excess liability insurance imputed income:
    $7,461; and a premium of $119,586 paid for a life insurance policy under a split-dollar arrangement whereby the Company will recoup the premium and the executive will be entitled to the accrued earnings from the policy (See "Pension Plan").

(9) All Other Compensation for Mr. Ross for 1998 includes the following: 401(k) Company match: $5,992; medical/dental plans, incremental cost: $3,372; life insurance and excess liability insurance imputed income: $6,716 and a premium of $106,729 paid for a life insurance policy under a split-dollar arrangement whereby the Company will recoup the premium and the executive will be entitled to the accrued earnings from the policy (See "Pension Plan").

(10) All Other Compensation for Mr. Tracey for 1998 includes the following:
    Company contribution to medical/dental plans, incremental cost: $3,012; and life insurance and excess liability insurance imputed income: $652.

OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE VALUE
                             ------------------------------------------------------------------
                                NUMBER OF                                                        AT ASSUMED ANNUAL RATES OF
                               SECURITIES      PERCENT OF TOTAL                                   STOCK PRICE APPRECIATION
                               UNDERLYING     OPTIONS GRANTED TO                                      FOR OPTION TERM
                                 OPTIONS      EMPLOYEES IN FISCAL  EXERCISE PRICE   EXPIRATION   --------------------------
NAME                         GRANTED (#)(1)          YEAR             ($/SH)(2)        DATE       5% ($)(3)     10% ($)(3)
---------------------------  ---------------  -------------------  ---------------  -----------  ------------  ------------
Jack W. Eugster............      300,000(4)           25.57%          $ 15.0625       07/26/08   $  2,689,109  $  6,958,560

Gilbert L. Wachsman........      160,000(4)           13.64%          $ 15.0625       07/26/08   $  1,434,191  $  3,711,232

Keith A. Benson............      160,000(4)           13.64%          $ 15.0625       07/26/08   $  1,434,191  $  3,711,232

Gary A. Ross...............       60,000(4)            5.11%          $ 15.0625       07/26/08   $    537,822  $  1,391,712

Douglas M. Tracey..........       20,000(4)            1.70%          $ 15.0625       07/26/08   $    179,274  $    463,904

    All Shareholders(5)........................................................................  $334,332,035  $847,263,018

--------------------------

(1) The number indicated is the number of shares of Common Stock which can be acquired upon the exercise of options. The Company has not granted any SARs.

(2) The exercise price equaled fair market value of the Common Stock on the date of each grant under the 1998 Stock Incentive Plan.

(3) The assumed rates of 5% and 10% are hypothetical rates of stock price appreciation selected by the SEC and are not intended to, and do not, forecast or assume actual future stock prices. The Company believes that future stock appreciation, if any, is unpredictable and is not aware of any formula that will determine with any reasonable accuracy the present value of stock options based on future factors which are unknowable and volatile. No gain to option holders is possible without an appreciation in stock prices, and any such increase will benefit all shareholders commensurately. THERE CAN BE NO ASSURANCE THAT THE AMOUNTS REFLECTED IN THIS TABLE WILL BE ACHIEVED.

(4) All options have a term of ten years, but provide for early termination upon termination of employment, are not transferable other than to immediate family members and become exercisable in equal installments on July 27, 2000, 2001 and 2002 subject to acceleration of vesting upon a change in control. All options are nonqualified options under the tax code.

(5) Calculated using the market closing price on July 27, 1998 and the total number of shares then outstanding, 36,041,934, with appreciation calculated until July 26, 2008, the expiration date of the option grant listed above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                               SHARES                            OPTIONS AT              IN-THE-MONEY OPTIONS
                             ACQUIRED ON      VALUE        FISCAL YEAR-END (#)(1)      AT FISCAL YEAR-END ($)(2)
NAME                        EXERCISE (#)   REALIZED ($)  (EXERCISABLE/UNEXERCISABLE)  (EXERCISABLE/UNEXERCISABLE)
--------------------------  -------------  ------------  ---------------------------  ---------------------------
Jack W. Eugster...........       79,200     $  659,488          368,467/488,333         $  1,533,551/2,146,562

Gilbert L. Wachsman.......            0              0           58,334/329,166              721,883/2,146,086

Keith A. Benson...........       45,600        459,950          133,534/254,166              524,089/1,103,648

Gary A. Ross..............       84,134        757,881           95,000/154,166               95,625/1,072,398

Douglas M. Tracey.........       12,688         66,715           41,900/53,332                54,663/339,465

------------------------

(1) The Company does not have any outstanding SARs.

(2) Value is calculated as the difference between the closing market price of the Common Stock on December 31, 1998 which was $15.375, and the option exercise price (if less than $15.375) multiplied by the number of shares underlying the option.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee"), composed entirely of independent outside directors, reviews and makes recommendations to the Board on an annual basis with respect to the Company's executive compensation policies and the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

    The Committee oversees the Company's Executive Compensation Program, including the Company's qualified and non-qualified benefit plans as they pertain to executive officers. The Company currently maintains a variety of employee benefit plans in which some or all of its executive officers participate, including the Pension Plan, the Capital Accumulation (KSOP) Plan, stock option and incentive plans, and supplemental retirement programs.

EXECUTIVE COMPENSATION PROGRAM

    The Company considers the maintenance of a stable and effective management group to be essential to protecting and enhancing the best interests of the Company and its shareholders. The components of the Company's executive compensation program include (a) base salaries (subject to the terms of applicable employment agreements), (b) performance-based bonuses, (c) stock options and other stock-based awards, (d) miscellaneous fringe benefits comparable to those of similar companies, and (e) qualified and non-qualified retirement plans and programs previously mentioned. The combination of base salary, bonuses, stock options and other benefits reflects the following Company objectives:

    - correlating compensation with the Company's profitability;

    - attracting and retaining highly qualified and motivated key executives who are necessary for the long-term success of the Company; and

    - recognizing and rewarding outstanding individual performance.

    In order to make its recommendations to the Board concerning executive officer compensation, the Compensation Committee reviews and evaluates the Company's operating results as compared to the budgeted plan for the current year and to the prior year's actual performance. Generally, salary decisions for the current year are made in January of that year based on the prior year's performance while bonus decisions for the current year are not made until the financial results for the current year are calculated in the following year.

    In addition, in January the Compensation Committee reviews a compensation study compiled by the Company. The Company participates in several nationally recognized surveys on the compensation of executives. The information from these surveys consists of summary information for companies in the retail business with comparable annual revenues. The survey information received is not company specific. Over one hundred companies participate in the overall surveys. The Compensation Committee reviews comparison information from companies in retail generally, rather than just the Company's specialty area, because the Company believes that it competes with a wide range of companies for executive talent.

    Compared to these surveys, the base salaries of the Company's executive officers, except for the CEO, generally fell near the salary medians for similarly sized companies in the retail business. It is not a set policy of the Compensation Committee that such base salaries should be at the median. Instead, the Compensation Committee recognizes that variances may be appropriate when also considering the experience, performance and responsibilities of the individual executive officer. In view of the financial performance of the Company for the prior year, in 1998 the Compensation Committee generally approved 4% merit salary increases for the executive officers other than the CEO.

    During June 1998, the Committee engaged Frederic W. Cook & Co. ("Cook") to complete a comprehensive review of the company's entire Executive Compensation program relative to proxy information from a peer group of 21 other specialty retailers. Cook found annual, long-term and overall total compensation for the CEO and other Company executives (on an aggregate and not individual basis) to be at the 23rd percentile of the peer group.

    Cook examined the annual survey data presented by the Company to the Committee and found the comparisons appropriate and valid. Cook also evaluated stock options practices and the potential dilution resulting from the grant of stock options using information from the peer group proxies. Cook found that the Company was at or below the median for the peer group in stock option grants.

    Using the data in the proxy portion of the study, the Committee approved general annual guidelines for stock option grants to the Company's executives and others. The Committee believes that awarding stock options aligns the interests of the executives with the interests of the shareholders. Cook additionally reviewed with the Company the possibility of adopting a Supplemental Executive Retirement Plan ("SERP"), which the Committee subsequently approved in October 1998 and is discussed below.

    The weight given corporate performance factors is mainly reflected in the bonus program of the Company. This program, as embodied in the current Management Incentive Plan ("MIP") and Long Term Incentive Plan ("LTIP"), puts approximately 66% of the CEO's maximum cash compensation at risk since bonuses are generally awarded only if the Company achieves certain corporate performance goals. The percentage at risk for the other executive officers named in the compensation tables ranges from 49% to 56%.

    The funding of the MIP bonus pool is determined by corporate performance goals that are set by the Compensation Committee during the first quarter of each year. For 1998, the corporate performance goals were tied to the Company's earnings before income taxes, depreciation and amortization ("EBITDA") adjusted for a portion of interest expense. However, for the CEO the performance goal was based on earnings per share. Each award may be adjusted upwards or downwards to reflect personal performance on individual goals. To further encourage long-term retention of key employees, the Company pays out 80% of each bonus in cash and defers 20%. The deferred portion is paid out over a three year period (contingent upon the participant remaining with the Company) and increases or decreases annually based upon annual changes in the Company's earnings per share.

    For 1998 the maximum EBITDA target was achieved and MIP awards totaling $4,485,638 were awarded to 132 participants, and, of this amount, $1,681,842 was awarded to the NEOs.

    The LTIP for the Company's executive officers sets Company performance goals for each year of a three-year period. The three-year cycles overlap, with a new three-year cycle beginning each year. For the initial years of the plan, 1996, 1997 and 1998, a cash award was earned for each year that the applicable goal was met. Payout of any earned award was deferred for one year. Beginning with the 1998 to 2000 three-year cycle, awards will be earned based on meeting the combined goals for the three-year cycle, and earned awards will be paid out immediately after the end of the three-year cycle. The CEO is eligible to earn a LTIP bonus of up to 75% of his base salary on an annual basis and the other executive officers may earn bonuses of up to 37.5% to 49.5% of their base salaries on an annual basis. Aggressive target goals were set for the years 1996, 1997 and 1998 based on EBITDA (weighted at 75% and adjusted for average minimum rent and certain special professional fees) and working capital (weighted at 25% and defined as average inventory less average accounts payable). LTIP awards are in addition to any MIP awards. Actual Company performance for 1998 exceeded the maximum goals and LTIP awards totaling $1,187,791 were earned by seven participants, and, of this amount, $1,066,802 was earned by the NEOs. These awards will be paid out in January 2000.

SECTION 162(m) LIMITATIONS

    The Board has considered the impact of the Section 162(m) limitations on the Company and has determined that it would be in the best interests of the Company to preserve the tax deduction for compensation paid to the CEO an other NEOs as much as possible consistent with the principles of the executive compensation program. Therefore, the shareholders are being asked to approve the material terms of the Alternative Incentive Plan for Designated Senior Officers described under Proposal No. 2 in this Proxy Statement. The Company's 1994 Employee Stock Option Plan and the 1998 Stock Incentive Plan also satisfy the requirements for performance-based compensation under Section 162(m). Stock option awards to the executive officers since 1994 have been made from the 1994 and 1998 plans and it is intended that future stock option awards will be made from these plans. Any compensation realized by the executive officers when exercising such options will not count toward the $1 million limit. The existing MIP and LTIP plans do not meet the requirements of Section 162(m) and bonus payments earned in 1998 under those plans will count against the $1 million limit. The compensation paid to the CEO in 1998 exceeded the limit.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The minimum base salary of the Chief Executive Officer ("CEO") is set by, and subject to the terms of, his employment agreement which was executed in August 1988, as amended. Increases are considered and recommended by the Compensation Committee, if appropriate, at the beginning of each fiscal year. The Compensation Committee found that the CEO's base salary is well below that of the average for CEOs employed in similar sized corporations. Based on this information coupled with substantial progress towards the Company's turnaround, the Committee approved a 10.2% increase in the CEO's base salary for 1998. Under the MIP Plan the CEO earned the maximum award of $708,000 and, under the LTIP plan, earned an award of $442,500 which will not be payable until January 2000. The Compensation Committee feels that the CEO's individual efforts contributed greatly to the Company's turnaround.

    In July 1998, the Company awarded nonqualified stock options to the CEO, along with other executive officers, as disclosed in the compensation tables. These awards vest over a period of three years, beginning two years after grant date, and were granted at an exercise price equal to fair market value as of the day of grant. The amount of the award to the CEO was based principally on the compensation study performed by Cook and is comparable to other CEOs in the study's peer group. The Compensation Committee believes that such compensation encourages the CEO to improve the performance of the Company. Based on Cook's recommendation, the Compensation Committee increased the stock option awards to the CEO and the two Vice Chairmen in 1998 with the intention that they would front-end load options from 1999 into 1998. This front-end loading was considered appropriate in view of the low number of stock options awarded by the Company compared to other companies and the difficulty in valuing the Company's stock options due to the stock's volatility.

    In October 1998, the Compensation Committee approved a Supplemental Executive Retirement Plan ("SERP") for the CEO and Messrs. Wachsman, Ross and Benson which was recommended by Cook. This plan will supplement retirement benefits to provide a pension that each executive would have received under the Pension Plan assuming that the limitations of both Section 415 and Section 417(e) of the Internal Revenue Code were not in effect. Under the SERP, average annual cash compensation is defined as the highest paid 5 years of the last 10 years worked prior to retirement. Participants must attain 5 years of service following eligibility in order to vest in the SERP retirement benefit. Upon reaching 5 years, all prior service is recognized. The SERP is an unfunded, non-qualified plan under which benefits are reduced by amounts payable through the Pension Plan, the Split Dollar Life Insurance policies and any other Company-funded pension benefits.

    In the Compensation Committee's opinion, the total compensation package for the CEO in 1998 appropriately reflects the Company's improved financial performance and the CEO's individual efforts in carrying out his overall responsibility for the Company.

    The foregoing report is submitted by the members of the Compensation Committee.

                                          WILLIAM A. HODDER, CHAIRMAN
                                          MICHAEL W. WRIGHT
                                          TOM F. WEYL

                  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

    The Company entered into employment agreements, effective August 25, 1988, with Messrs. Eugster, Benson and Ross (along with Mr. Wachsman, where applicable, the "Executives") and, at the same time, entered into change in control agreements with Messrs. Eugster, Benson and Ross. The change in control agreements for Messrs. Benson and Ross which had expired September 1, 1991 were reinstated on December 3, 1996. As amended January 22, 1992, November 27, 1995 and December 3, 1996, the employment agreements provide for employment in each Executive's current position (or, except in the case of Mr. Eugster, a similar executive capacity) until August 31, 2002 for Mr. Eugster and August 31, 2001 for Messrs. Benson and Ross, all subject to automatic extensions of one additional year continuously thereafter unless either party gives notice to the other that no further extension is desired by, for the next such extension, February 28, 2000, and on each anniversary of such date for successive extensions thereafter(in each case the "Employment Period"). The employment agreements provide that the annual base salaries of the Executives will be no less than the following amounts plus periodic increases granted pursuant to the Company's customary procedures and practices: $535,600 for Mr. Eugster; $323,146 for Mr. Benson; and $327,052 for Mr. Ross. The purpose of these agreements is to assure the Company of the continued service of each Executive.

    The Company may terminate the employment of any Executive for cause (as narrowly defined in the employment agreements) without further obligation by the Company except for vested benefits under the Capital Accumulation Plan and the Retirement Plan. Otherwise the agreements provide for certain severance benefits in the event employment is terminated for other reasons, including resignation, death or disability, except for voluntary resignation in the case of Messrs. Benson and Ross. If the Executive is terminated due to a material breach by the Company (including a significant reduction in the Executive's authority or responsibility), the Executive would be entitled for the remainder of the current Employment Period to his salary and all other benefits, including a supplemental retirement benefit and substitute incentive award and immediate vesting of all stock options. The foregoing payments and benefits are reduced for compensation and benefits received from other employment or consulting positions.

    Upon the employment of Mr. Wachsman on July 17, 1996, he and the Company entered into a severance agreement. The severance agreement is effective until July 31, 2001 and provides that in the event of termination without cause or for good reason Mr. Wachsman will be paid 12 months of salary continuation and a substitute incentive award equal to 40% of base salary. A Change in Control Agreement similar to that of the other Executives was entered into with Mr. Wachsman on March 10, 1997.

    The change in control agreements for the Executives, as amended November 27, 1995 and December 3, 1996, only become operative upon the occurrence of a change in control of the Company which as defined in the agreements occurs when any person becomes the beneficial owner of 20% or more of the Company's Common Stock (whether or not the Common Stock is publicly traded at the time), or makes a tender offer for such control with a substantial likelihood of success, or 70% of the Company's or MGI's assets are sold, or a majority of the directors of the Company are persons who generally were not nominated for election nor appointed to fill vacancies by the incumbent board of directors. The agreements provide for continued employment of Mr. Eugster for a period of three years, and of Messrs. Benson, Ross and Wachsman for a period of two years, following a change in control, subject to automatic extensions of one additional year continuously thereafter unless either party gives notice to the other that no further extension is desired by, for the first such extension, the end of the sixth month following the change in control, and on each anniversary of such date for successive extensions thereafter. During said period the Executive will be entitled to terminate his employment if there has been a significant change in the nature or scope of his authority, powers, functions, duties or responsibilities, a reduction in compensation, another material breach of the agreement by the Company, or the liquidation, dissolution or reorganization of the Company where the successor shall not have assumed the obligations of the agreement. In such event, the Executive is entitled to a lump sum payment equal to the present value of his salary, bonuses and a substitute retirement benefit for the remaining term of the agreement, but not less than 24 months for Mr. Eugster and 12 months for Messrs. Benson, Ross and Wachsman, and all other death, disability and health benefits continue until age 65. The foregoing payments and benefits are reduced (by way of quarterly reimbursements) for compensation and benefits received from other employment or consulting positions. Any stock options held by the Executive become fully vested upon a change in control and after a change in control the Executive may request that a trust be established by the Company to fund all amounts to which the Executive is or may become entitled.

    Should payments under any of the above agreements become subject to the 20% excise tax under Section 4999 of the Code, the Company will pay such additional amounts as would put the Executive in the same after-tax position as if such excise tax did not apply.

                                  PENSION PLAN

    The Company maintains a non-contributory defined benefit plan, The Musicland Group, Inc. Employees' Retirement Plan (the "Retirement Plan"), qualified under
Section 401 of the Code, in which its regular, non-union employees hired before July 1, 1990, except hourly store clerk employees hired after January 1, 1989, participate. Messrs. Eugster, Benson, Ross, and Tracey participate in the Retirement Plan.

    Prior to January 1, 1989, accrued retirement benefits were calculated by using a formula that took into account average base compensation, credited service and primary Social Security benefits payable at retirement, with the normal monthly retirement benefit being an amount equal to 4% of average base compensation times years of credited service (maximum 15 years), less two-thirds of monthly primary Social Security benefits. An employee's average base compensation was defined as one-twelfth of his or her average annual base compensation during all his or her plan years of participation while an employee.

    Effective January 1, 1989, for any participant who completes at least one hour of service on or after January 1, 1989, the accrued retirement benefit formula was amended to be 1% of the participant's average pensionable compensation that does not exceed the participant's covered compensation for such plan year plus a percentage (from 1.65% to 1.75% depending upon the participant's applicable Social Security retirement age, but limited to 1.65% for all employees after January 1, 1992) of the participant's average base compensation which exceeds the participant's covered compensation for such plan year times the years of benefit service (maximum 35 years). A participant keeps his or her accrued retirement benefit calculated as of December 31, 1988 under the old formula as long as the same is greater than his or her current accrued retirement benefit calculated under the new formula. For purposes of calculating the new formula, a participant's base compensation for years prior to January 1, 1984 is deemed to be the same as the base compensation in effect on that date and, for years beginning with January 1, 1989, will include all cash compensation (including bonuses and overtime). Covered compensation relates to the average of the taxable wage bases in effect for each calendar year during the 35-year period prior to the participant reaching Social Security retirement age.

    A participant whose employment terminates prior to age 65 and who does not qualify for an early retirement benefit, disability retirement benefit or death benefit (all of which are also provided for by the Retirement Plan) is entitled to a fully vested and nonforfeitable deferred retirement benefit if the participant has been credited with "elapsed time as an employee" of at least 5 years. The basic pension is a monthly pension payable during the participant's lifetime commencing at age 65. Early retirement, disability retirement and deferred retirement benefits are reduced if payment of any such benefits commences prior to the participant's normal retirement date (age 65 and 5 years of participation in the Retirement Plan). The Retirement Plan contains provisions for optional methods of benefit payments including lump sum payments under certain circumstances.

    The following table sets forth the estimated annual benefits payable upon normal retirement at age 65 (calculated as a straight life annuity) assuming retirement in 1998 at age 65 and based upon the specified cash compensation (which for Messrs. Eugster, Benson and Ross would be the amounts listed under the salary and bonus columns) and years-of-service classifications. The amounts shown below are maximum amounts and do not take into consideration the Social Security offset portion of the formula nor the limits on retirement benefits imposed by Sections 415 and 417(e) of the Code.

                               PENSION PLAN TABLE

                                                       YEARS OF SERVICE
                                  ----------------------------------------------------------
   AVERAGE CASH COMPENSATION          15          20          25          30          35
--------------------------------  ----------  ----------  ----------  ----------  ----------
$ 125,000.......................  $   28,600  $   38,100  $   47,600  $   57,100  $   66,700
  150,000.......................      34,800      46,300      57,900      69,500      81,100
  175,000.......................      40,900      54,600      68,200      81,900      95,500
  200,000.......................      47,100      62,800      78,500      94,300     110,000
  225,000.......................      53,300      71,100      88,900     106,600     124,400
  300,000.......................      71,900      95,800     119,800     143,800     167,700
  400,000.......................      96,600     128,800     161,000     193,300     225,500
  450,000.......................     109,000     145,300     181,700     218,000     254,300
  500,000.......................     121,400     161,800     202,300     242,800     283,200
  750,000.......................     183,300     244,300     305,400     366,500     427,600
 1,000,000......................     245,100     326,800     408,500     490,300     572,000

    Section 415 of the Code places a limit (at $125,000 beginning in 1997) on the amount of annual benefits that may be paid from a plan such as the Retirement Plan. Section 417(e) of the Code also imposes a combined limitation where an employee is covered by benefits from both a defined benefit pension plan and a defined contribution plan, and, beginning in 1997, only the first $160,000 of compensation (annually indexed for inflation) may be considered for Retirement Plan purposes. In October 1998, the Company adopted an unfunded SERP as described in the Report of the Compensation Committee. In addition, the Company has enabled Messrs. Eugster, Benson and Ross to obtain life insurance policies under a "split-dollar" arrangement, which should not result in a long-term cost to the Company due to the features of the policies. The earnings from these policies along with the SERP will offset the losses to the individuals resulting from the foregoing tax limitations.

    As of December 31, 1998, the estimated years of benefit service for Messrs. Eugster, Benson, Ross and Tracey were 18.5 years, 18.5 years, 14.3 years and 27 years, respectively.

                            STOCK PERFORMANCE GRAPH

    The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for the period beginning December 31, 1993, until December 31, 1998, with the cumulative total returns of the Standard & Poor's Corporation ("S&P") 500 Stock Index and the S&P Retail Stores Composite Index. The comparison assumes $100 was invested in the Company's Common Stock and in each index at the beginning of the comparison period and reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          DEC. 31, 1993   DEC. 31, 1994   DEC. 31, 1995   DEC. 31, 1996   DEC. 31, 1997   DEC. 31, 1998
Musicland Stores Corp.               100              43              20               7              35              74
S&P 500                              100             101             139             171             229             294
S&P Retail Composite                 100              91             102             121             174             281

                            EXPENSES OF SOLICITATION

    The costs of this solicitation have been or will be borne by the Company. In addition to the use of the mails, Proxies may be solicited by the Company's directors, officers and employees, without extra compensation, by personal interview, telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

                           ANNUAL REPORT ON FORM 10-K

    UPON WRITTEN REQUEST OF ANY SHAREHOLDER SOLICITED HEREBY, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. REQUESTS SHOULD BE DIRECTED TO TIMOTHY
J. SCULLY, INVESTOR RELATIONS, 10400 YELLOW CIRCLE DRIVE, MINNETONKA, MINNESOTA 55343. ANY BENEFICIAL OWNER SHOULD INCLUDE A GOOD FAITH REPRESENTATION THAT AS OF THE RECORD DATE HE OR SHE IS A BENEFICIAL OWNER OF COMMON STOCK.

                         SHAREHOLDER PROPOSALS FOR 2000

    In order for any shareholder proposal to be considered for inclusion in the Company's Proxy Statement and form of Proxy relating to the annual meeting of shareholders to be held in 2000, the same must be received by the Company at its principal executive offices no later than November 30, 1999.

    In addition, under the Company's By-Laws any nominations for directors to be elected at the annual meeting of shareholders to be held in 2000 or intentions to bring other matters up at the annual meeting must be submitted by shareholders in writing to the Company at its principal executive offices no later than February 10, 2000. If not properly submitted by that date, such nominations or other matters will not be considered at the annual meeting.

Dated: March 29, 1999

                                          By Order of the Board of Directors
                                          HEIDI M. HOARD
                                          Secretary

                                  - Please detach here -

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.  ELECTION OF DIRECTORS: 01 Kenneth F. Gorman  02 Josiah O. Low, III  / / Vote FOR       / / Vote WITHHELD
                           03 Terry T. Saario                               all nominees       from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2.  PROPOSAL TO APPROVE THE ALTERNATE INCENTIVE PLAN FOR                / / For   / / Against   / / Abstain
    DESIGNATED SENIOR OFFICERS.

3.  PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP,        / /  For   / / Against   / / Abstain
    INDEPENDENT PUBLIC ACCOUNTANTS, AS AUDITORS OF THE COMPANY
    FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box   / /
Indicate changes below:                                                            Date ________________________________

                                                                                   /                                   /

                                                                                   Signature(s) in Box

                                                                                   PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR
                                                                                   ON PROXY. IF HELD IN JOINT TENANCY, ALL
                                                                                   PERSONS MUST SIGN. TRUSTEES, ADMINISTRATORS,
                                                                                   ETC., SHOULD INCLUDE TITLE AND AUTHORITY.
                                                                                   CORPORATIONS SHOULD PROVIDE FULL NAME OR
                                                                                   CORPORATION AND TITLE OF AUTHORIZED OFFICER
                                                                                   SIGNING THE PROXY.


                                                                                          MUSICLAND STORES CORPORATION

                                                                                         ANNUAL MEETING OF SHAREHOLDERS

                                                                                              MONDAY, MAY 10, 1999
                                                                                                     11:00 A.M.

                                                                                          MUSICLAND STORES CORPORATION
                                                                                           10400 YELLOW CIRCLE DRIVE
                                                                                          MINNETONKA, MINNESOTA 55343









[LOGO]
                                                                                                                       PROXY
----------------------------------------------------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 10, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

By signing the proxy, you revoke all prior proxies and appoint Jack W. Eugster, and Keith A. Benson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                                          SEE REVERSE FOR VOTING INSTRUCTIONS

                                                   PLEASE DETACH HERE
------------------------------------------------------------------------------------------------------------------------
                                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. Election of directors:   01 Kenneth F. Gorman 02 Josiah O. Low, III   / /  Vote FOR           / /   Vote WITHHELD
                            03 Terry T. Saario                                all nominees             from all nominees

                                                                         -----------------------------------------
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.) -----------------------------------------

2. PROPOSAL TO APPROVE THE ALTERNATE INCENTIVE PLAN FOR                 / / For     / / Against      / / Abstain
   DESIGNATED SENIOR OFFICERS.

3. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP,          / / For     / / Against      / / Abstain
   INDEPENDENT PUBLIC ACCOUNTANTS, AS AUDITORS OF THE COMPANY
   FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
FOR EACH PROPOSAL.

Address Change? Mark Box  / /                                                              Date ____________________
Indicate changes below:
                                                                           -----------------------------------------

                                                                           Signature(s) in Box
                                                                           PLEASE SIGN EXACTLY AS THE NAME(S) APPEAR
                                                                           ON PROXY. IF HELD IN JOINT TENANCY, ALL
                                                                           PERSONS MUST SIGN. TRUSTEES, ADMINISTRATORS,
                                                                           ETC., SHOULD INCLUDE TITLE AND AUTHORITY.
                                                                           CORPORATIONS SHOULD PROVIDE FULL NAME OF
                                                                           CORPORATION AND TITLE OF AUTHORIZED OFFICER
                                                                           SIGNING THE PROXY.

                                                                           MUSICLAND STORES CORPORATION

                                                                           ANNUAL MEETING OF SHAREHOLDERS

                                                                                 MONDAY, MAY 10, 1999
                                                                                       11:00 A.M.

                                                                            MUSICLAND STORES CORPORATION
                                                                              10400 YELLOW CIRCLE DRIVE
                                                                              MINNETONKA, MINNESOTA 55343






[LOGO]                                                                                              PROXY

---------------------------------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 10, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

By signing the proxy, you revoke all prior proxies and appoint American Express Company as proxy, and hereby authorize it to represent and vote your shares on the matters shown on the reverse side.

                                       SEE REVERSE FOR VOTING INSTRUCTIONS